EXHIBIT 10.5

AMENDMENT

THIS AMENDMENT, dated as of April 30, 2002 (this “Amendment”), is by and among Bank of America, N.A., a national banking association (“Bank” or “Grantor”); Capital Lease Funding, LLC, a Delaware limited liability company that is the successor-in-interest to Capital Lease Funding, L.P. (“CLF” or “Buyer”); and CLFC HPII Inc., a Delaware corporation (“CLFC”).

RECITALS

A. The parties to this Amendment are parties to that certain Purchase and Sale Agreement, dated as of January 31, 2000 (the “P&S Agreement”). Capitalized terms used but not defined herein have the meanings assigned in the P&S Agreement.

B. Certain of the parties hereto and Capital Lease Funding, L.P. are party to (i) that certain Call Option Agreement, dated as of January 31, 2000 (the “Option Agreement”), (ii) that certain Security Agreement dated as of January 31, 2000 (the “Security Agreement”), and (iii) that certain Loan Contribution Agreement dated as of January 31, 2000 (the “LC Agreement”).

C. The parties hereto and CLF Holdings, Inc. are parties to that certain Assignment, Assumption and Consent Agreement dated as of November 15, 2001 (the “Consent Agreement”), pursuant to which (i) CLF succeeded to the rights and interests of Capital Lease Funding, L.P. under the P&S Agreement, the Option Agreement and other related agreements, instruments and documents and (ii) the P&S Agreement was amended.

D. CLF has asked that the Bank amend certain provisions of the P&S Agreement and the Option Agreement and the Bank has agreed to do so, subject to the terms and conditions set forth herein.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of winch is hereby acknowledged, the parties agree as follows:

1. Amendment of Purchase & Sale Agreement. The P&S Agreement is hereby amended as follows:

(a) Amendment of Section 1. Section 1 of the P&S Agreement is hereby amended by adding or by amending and restating, as appropriate, the following definitions:

“Ceiling Conditions” means the following: (a) the Performance Criteria have been and continue to be satisfied; (b) no more than 25% of the total Market Value of all Pool Assets have Mortgaged Properties leased by any single Tenant or by any single Tenant and its affiliates (as such term is defined at 17 C.F.R. § 230.405); (c) no more than 35% of the total Market Value of all Pool Assets have Mortgaged Properties leased by one or more Tenants in the same industry group; and (d) CLF has (i) at least $1,000,000 in cash and (ii) equity of at least

$20,000,000 or 8% of its assets, on a balance sheet basis and determined as if the sales of Purchased Mortgage Loans were not true sales under the provisions of SFAS 125, whichever is greater; provided, however that the foregoing clauses (b) and (c) shall not apply to any Tenant that is a branch, division, agency, or other entity organized by any branch of the federal government of the United States of America, including without limitation the United States Postal Service.

“Expiration Date” means the earliest to occur of: (i) the Termination Date; (ii) the date on which an Event of Default occurs; (iii) the date on which an Insolvency Event occurs; or (iv) the date on which the Facility is terminated in accordance with the provisions of Section 20 of this Agreement.

“Hedge Carry Costs” means an amount equal to the net carry costs that the Bank incurs in connection with maintaining a hedging strategy in respect to the Pool Assets.

“Market Value” means the sum of: (i) the fair market value of Pool Assets then-owned by Bank, determined by Bank in its sole, commercially reasonable judgment with respect to the amount that would be received, in a commercially reasonable transaction, upon an actual or hypothetical Securitization of such Pool Assets or upon a whole-loan sale or sales of all Commercial Mortgage Loans constituting Pool Assets, plus (ii) the Net Hedge Adjustment Amount, plus (iii) any Option Premium Adjustment Amount previously paid to, and still retained by, Bank. Without limiting the foregoing, the Net Hedge Adjustment Amount shall be subtracted from the amount determined under clause (i) of this definition if the Net Hedge Adjustment Amount is a negative number.

“Net Hedge Adjustment Amount” means as follows:

(a) Prior to the date on which Bank shall have delivered a Market Deficit Notice to CLF, any net gain or loss incurred by Bank as a result of the hedging strategy or strategies actually used by Bank and consented to by CLF;

(b) If Bank has delivered a Market Deficit Notice to CLF, then, for all periods beginning on the date on which Bank delivers to CLF a Market Deficit Notice, any net gain or loss incurred by Bank as a result of the hedging strategy that Bank, in its sole discretion, actually uses; and, for all periods after CLF has paid Bank the Option Premium Adjustment Amount due in respect of such Market Deficit Notice, the provisions of clause (a) of this definition shall apply on and after the date on which Bank receives such Option Premium Adjustment Amount to the same extent as if Bank had not issued such Market Deficit Notice to CLF; or

(c) Notwithstanding the foregoing clauses (a) and (b), if an Event of Default has occurred and has not been timely cured (if cure is expressly allowed under this Agreement) or waived in writing by Bank, any net gain or loss incurred by Bank as a result of the hedging strategy that Bank, in its sole discretion, actually uses.

The Net Hedge Adjustment Amount shall be a positive number if the amount determined by application of this definition is a net gain, and shall be a negative number if the amount determined by application of this definition is a net loss. The Net Hedge Adjustment Amount will not include Hedge Carry Costs, if previously paid by CLF.

“Option Margin Premium Rate” means the per annum rate that is the sum of (i) the Eurodollar Rate plus (ii) 150 basis points.

“Performance Criteria” means: (a) 103% of the aggregate of the Adjusted Book Amount for all Pool Assets does not exceed the amount determined by subtracting (x) the projected Securitization Costs that would be associated with a hypothetical Securitization of all Pool Assets from (y) the aggregate Market Value for all Pool Assets; (b) the Market Value of all Pool Assets is at least equal to the Mortgage Balances for such Pool Assets; and (c) the Adjusted Book Amounts of all Pool Assets does not exceed the sum of the Mortgage Balances for all Pool Assets.

“Securitization” means (i) a financial transaction evidenced by the direct or indirect transfer of some or all Commercial Mortgage Loans to an entity that issues, sells or otherwise transfers certain securities, certificates, notes or other instruments that are backed in whole or in part, by Commercial Mortgage Loans that formerly were Pool Assets or Bank Loans and (ii) any whole-loan sale by CLF of any Commercial Mortgage Loan that was a Pool Asset or a Bank Loan.

“Securitization Fee” means the amount determined by multiplying (x) the sum of (i) all Purchase Prices that Bank paid to CLF to purchase the Commercial Mortgage Loans that are the subject of the exercise of the Call Option or that are being disposed of by Bank under the terms of this Agreement and (ii) all amounts loaned by Bank to Mortgagors, less the Contribution Fees paid by CLF to Bank in respect of all Confirmed Loans that are, at the time of such purchase or disposition, Pool Assets that are the subject of the purchase or disposition, by (y) the Fee Rate. As used in this definition, the term “Fee Rate” means (a) for Commercial Mortgage Loans that are Pool Assets as of March 31, 2002, 50 basis points until August 1, 2002, and, commencing on August 1, 2002, the rate determined from the following Fee Rate Table; and (b) for Commercial Mortgage Loans that become Pool Assets on or after April 1, 2002, the rate determined from the following Fee Rate Table:

FEE RATE TABLE

Length of Time That the Commercial Mortgage Loan Has Been a Pool Asset	Fee Rate
< 60 days	0.25%
≥ 60 days but < 6 months	0.50%
≥ 6 months but < 366 days	0.75%
366 days and greater	1.00%

“Servicer” means First Union National Bank, National Association, Bank of America, N.A., or any other entity or institution that, with the prior consent of Bank, may service the Pool Assets.

“Termination Date” means February 28, 2003. Notwithstanding the foregoing, the Termination Date may be extended, at the request of CLF and at Bank’s reasonable discretion, to July 31, 2003 if the Ceiling Conditions are satisfied as of February 28, 2003.

(b) Amendment of Section 3. Section 3 of the P&S Agreement is hereby amended and restated as follows:

3. Term and Amount. Subject to the terms set forth herein, Bank may purchase, and CLF may sell, Commercial Mortgage Loans; provided, however, that the total Adjusted Book Amount of all Pool Assets, together with Committed Amounts, at no time shall exceed the Ceiling. As used herein, the term “Ceiling” means $100,000,000.00, unless the Ceiling Conditions are satisfied, in which case the Ceiling shall be increased, at CLF’s request and upon Bank’s receipt of good funds in the amount of Fifty Thousand and no/100 Dollars ($50,000.00), to $150,000,000.00; and if the Ceiling Conditions remain satisfied, the Ceiling shall be increased, at CLF’s request and upon Bank’s receipt of good funds in the additional amount of Fifty Thousand and no/l00 Dollars ($50,000.00), to $200,000,000.00. In no event may the total Adjusted Book Amount of all Pool Assets, together with Committed Amounts, exceed $200,000,000.00. To the extent that the sum of (i) the total Adjusted Book Amount of all Pool Assets and (ii) Committed Amounts decreases at any time as a result of a purchase of Pool Assets pursuant to an exercise of the Call Option, there shall be a dollar-for-dollar increase in availability under the Ceiling, but there shall not be an increase of the Ceiling except as set forth above.

(c) Amendment of Section 4. Section 4 of the P&S Agreement is hereby amended and restated as follows:

4. Termination of Facility. The Facility shall terminate on February 28, 2003 or upon termination pursuant to Section 20 of this Agreement, but may be extended at the request of CLF and at Bank’s reasonable discretion to July 31, 2003 if the Ceiling Conditions are satisfied as of February 28, 2003.

(d) Amendment of Section 16. Section 16 of the P&S Agreement is hereby amended and restated as follows:

16. Profit Participation Amount and Securitization Fee. (a) CLF, promptly upon its sale, assignment or other disposition of all or a substantial portion of its rights, interests and title in and to any Bank Loan to a third-party, or upon CLF’s assignment, sale, transfer (absolute or otherwise) or contribution of a Bank Loan to a trust or other entity in conjunction with a Securitization, shall pay Bank the Profit Participation Amount determined for such Bank Loan.

(b) Prior to August 1, 2002, CLF shall pay Bank the Securitization Fee in respect of any Securitization involving Pool Assets promptly upon the latter of: (i) the date on which the Exercise Price in respect of such Securitization is due and payable under the terms of the Call Option Agreement; or (ii) the date on which a majority of the securities, certificates, or other documents evidencing beneficial interests issued in connection with such Securitization are sold, transferred or assigned to any person or entity other than CLF.

(c) Commencing on August 1, 2002, CLF shall pay Bank the Securitization Fee for each Commercial Mortgage Loan constituting a Pool Asset on the earlier of: (i) the date on which such Commercial Mortgage Loan is repurchased by exercise of the Call Option; or (ii) the 366th day following the date on which such Commercial Mortgage Loan became a Pool Asset, if such Commercial Mortgage Loan has not been repurchased by exercise of the Call Option.

(e) Amendment of Section 17. Section 17 of the P&S Agreement is hereby amended and restated as follows:

17. [ABROGATED]

(f) Amendment of Section 18. Section 18 of the P&S Agreement is hereby amended and restated as follows:

18. Hedge. Bank shall establish a Hedge and maintain a hedging strategy with respect to all Expanded Pool Assets, which hedging strategy shall be in an amount of at least 90% of the Loan Value of the Expanded Pool Assets on a DVO1 basis and which may be subject to CLF’s consent. For all periods (x) prior to the date on which Bank has delivered a Market Deficit Notice to CLF, and (y) after CLF has timely paid any Option Premium Adjustment Amount then due and payable under the terms of the Call Option Agreement, Bank shall apply a hedging strategy to which CLF has consented (which consent CLF shall not unreasonably withhold) or any other hedging strategy that Bank, in its sole discretion, decides to adopt if such consent is not forthcoming. At all times after Bank has delivered a Market Deficit Notice to CLF and prior to the payment by CLF of the related Option Premium Adjustment Amount, Bank may apply any hedging strategy Bank, in its sole discretion, determines to be appropriate or reasonable. For the purposes of this Section, the Loan Value of Construction Perm Loans that are not Converted Loans shall be the anticipated principal amount advanced by Bank to the applicable Mortgagor in respect of such loan at such time as it may become a Converted Loan. When determining a Net Hedge Adjustment Amount for less than all Pool Assets, net gains or losses shall be determined with respect to only the Pool Assets for which the determination is being made. Nothing set forth in this Section 18 shall alter the definition of Net Hedge Adjustment Amount. CLF shall pay the Bank monthly the Hedge Carry Costs.

(g) Amendment of Section 25. Section 25 of the P&S Agreement is hereby amended by adding the new subjection (j), as follows:

(j) Acknowledgment of Assignment and Acceptance of Certain Rights and Obligations. Capital Lease Funding, LLC, a Delaware limited liability company, hereby acknowledges and agrees that it has unconditionally assumed and accepted all rights and obligations of Capital Lease Funding, L.P. under this Agreement, pursuant to the terms of that certain Assignment, Assumption and Consent Agreement, dated as of November 15, 2001, by and among Bank of America, N.A., Capital Lease Funding, L.P., CLF Holdings, Inc., CLFC HPII, Inc. and Capital Lease Funding, LLC. Consequently, each reference in this Agreement to “CLF” or to “Capital Lease Funding, L.P.” shall be deemed to mean “Capital Lease Funding, LLC, as the successor-in-interest to Capital Lease Funding, L.P.”

2. Amendment of Option Agreement. The Option Agreement is hereby amended as follows:

(a) Option Period. The definition of “Option Period” in Section 1 of the Option Agreement is hereby amended and restated in its entirety by the following:

“Option Period”: the period from the date of the execution of the Agreement to and including the earlier of (i) 5:00 p.m., Eastern Time, on the Termination Date or (ii) the Expiration Date.

(b) Amendment of Section 3(b). Section 3(b) of the Option Agreement is hereby amended and restated in its entirety by the following:

(b) Option Margin Premium. Buyer shall pay Grantor the Option Margin Premium in arrears monthly after the Closing Date, until the Expiration Date, and shall be offset, no later than the second Business Day following the fifteenth of any month (or the next following Business Day, if the fifteenth day of a month is not a Business Day), against Remittances received by the Servicer in respect of the applicable month. If the amount of Remittances received for any month are insufficient to fully offset the amount of the Hedge Carry Costs and the Option Margin Premium due for such month, then Buyer shall pay to Grantor the difference between the (x) the sum of the Hedge Carry Costs and the Option Margin Premium amount and (y) the amount of Remittances received by Servicer or Grantor on the later of (1) the twentieth (20th) day of any month (or the next Business Day after the 20th day of any month, if such 20th day is not a Business Day) or (ii) the second (2nd) Business Day after the date on which Grantor notifies Buyer that Remittances for the applicable month were insufficient to fully offset the sum of the Hedge Carry Costs and the Option Margin Premium for such month.

(c) Amendment of Section 5. Section 5 of the Option Agreement is hereby amended and restated in its entirety by the following:

5. Remittances. Prior to the Expiration Date, Grantor shall, or shall direct the Servicer to, disburse to Buyer on a monthly basis the amount that is the difference between (i) Remittances received during the applicable month and (ii) the sum of the Option Margin Premium and the Hedge Carry Costs for the applicable month, provided that the amount of Remittances for the relevant period is at least equal to the sum of the Option Margin Premium and the Hedge Carry Costs for such period.

(d) Amendment of Section 17. Section 17 of the Option Agreement is hereby amended by adding the new subjection (f), as follows:

(f) Acknowledgment of Assignment and Acceptance of Certain Rights and Obligations. Capital Lease Funding, LLC, a Delaware limited liability company, hereby acknowledges and agrees that it has unconditionally assumed and accepted all rights and obligations of Capital Lease Funding, L.P. under this Agreement, pursuant to the terms of that certain Assignment, Assumption and Consent Agreement, dated as of November 15, 2001, by and among Bank of America, N.A., Capital Lease Funding, L.P., CLF Holdings, Inc., CLFC HPII, Inc. and Capital Lease Funding, LLC. Consequently, each reference in this Agreement to “CLF” or to “Capital Lease Funding, L.P.” shall be deemed to mean “Capital Lease Funding, LLC, as the successor-in-interest to Capital Lease Funding, L.P.”

3. Amendment of Security Agreement. The Security Agreement is hereby amended as follows:

(a) Amendment of Section 15. The Security Agreement is hereby amended by adding the new Section 15:

15. Acknowledgment of Assignment and Acceptance of Certain Rights and Obligations. Capital Lease Funding, LLC, a Delaware limited liability company, hereby acknowledges and agrees that it has unconditionally assumed and accepted all rights and obligations of Capital Lease Funding, L.P. under this Agreement, pursuant to the terms of that certain Assignment, Assumption and Consent Agreement, dated as of November 15, 2001, by and among Bank of America, N.A., Capital Lease Funding, L.P., CLF Holdings, Inc., CLFC HPII, Inc. and Capital Lease Funding, LLC. Consequently, each reference in this Agreement to “CLF” or to “Capital Lease Funding, L.P.” shall be deemed to mean “Capital Lease Funding, LLC, as the successor-in-interest to Capital Lease Funding, L.P.”

4. Amendment of LC Agreement. The LC Agreement is hereby amended as follows:

(a) Amendment of Section 5.6. Section 5.6 of the LC Agreement is hereby amended by adding the new subjection (i), as follows:

(i) Acknowledgment of Assignment and Acceptance of Certain Rights and Obligations. Capital Lease Funding, LLC, a Delaware limited liability company, hereby acknowledges and agrees that it has unconditionally assumed and accepted all rights and obligations of Capital Lease Funding, L.P. under this Agreement, pursuant to the terms of that certain Assignment, Assumption and Consent Agreement, dated as of November 15, 2001, by and among Bank of America, N.A.; Capital Lease Funding, L.P., CLF Holdings, Inc., CLFC HPII, Inc. and Capital Lease Funding, LLC. Consequently, each reference in this Agreement to “CLF” or to “Capital Lease Funding, L.P.” shall be deemed to mean “Capital Lease Funding, LLC, as the successor-in-interest to Capital Lease Funding, L.P.”

5. Effect of Amendment. Except as expressly amended by the provisions of Sections 1, 2, 3 and 4 hereof, none of the Option Agreement, the P&S Agreement, the Security Agreement or the LC Agreement is, nor shall any of the foregoing be deemed to be, modified or amended in any way by the execution and delivery of this Amendment or any other agreement, document or instrument executed in connection herewith. Each reference in the P&S Agreement, the Option Agreement, the Security Agreement and the LC Agreement to the term “this Agreement” shall be deemed to mean “this Agreement, as amended from time-to-time.”

6. Representations and Warranties. (a) Each of the parties hereto represents and warrants that: (i) it has full power and authority, and has taken all action necessary to execute and deliver this Amendment, and all documents required to be executed and delivered by it hereunder, and to fulfill its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby; (ii) the making and performance by it of this Amendment, and all documents required to be executed by it hereunder, and to fulfill its obligations hereunder and thereunder, does not and will not violate any law or regulation of the jurisdiction under which it exists, any other law or regulation applicable to it or any other agreement to which it is a party or by which it is bound; (iii) this Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable in accordance with the respective terms hereunder (except as enforceability may be limited or otherwise affected by applicable insolvency laws or equitable principles); (iv) it has no knowledge or notice of any fact or condition that limits or that may limit the validity or enforceability of this Amendment on equitable grounds; and (v) all approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Amendment, and all documents required to be executed and delivered by it hereunder have been obtained.

(b) CLF Representations and Warranties. CLF represents and warrants to Bank that CLF has: at least $1,000,000.00 cash on hand and maintains a minimum equity of at least $20,000,000.00 or eight percent (8%) of its assets, determined as if the sale of Purchased Mortgage Loans under the P & S Agreement were not a true sale under generally accepted accounting principles, whichever is greater; and has not taken any action, or failed to take any action, that resulted, or could have resulted, in Bank or CLF losing a valid, perfected first priority security interest in or lien on any mortgaged property or other collateral relating to any Purchased Mortgage Loan.

7. Conditions. This Amendment shall not be valid and binding against Bank unless each of the following conditions are satisfied:

(a) Conditions Precedent. This Amendment shall not be effective until each of the following conditions have been satisfied:

(i) CLF shall have delivered to the Bank any due and owing Option Premium Adjustment Amount; and

(ii) CLF shall have paid to the Bank an Option Premium of $100,000.

(b) Condition Subsequent. Prior to the effectiveness of this Amendment against Bank, notwithstanding Bank’s prior execution and delivery hereof, within ten (10) days after written demand, CLF shall reimburse Bank for its reasonable fees and expenses, including the fees and expenses of counsel, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and any other documents, agreements or instruments that may be prepared, executed, delivered or filed in connection this Amendment.

8. Miscellaneous. The following provisions shall apply to this Amendment:

(a) Binding Effect and Benefit. This Amendment shall be binding upon, enforceable by, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b) Survival. The representations, warranties, covenants, agreements and indemnities contained herein shall survive the execution, delivery and performance of this Amendment and all documents to be executed in connection herewith.

(c) Complete Agreement; Amendments. This Amendment constitutes the full and final agreement among the parties hereto with respect to the matters set forth herein; there are no prior or contemporaneous agreements with respect to the subject matter hereof that shall survive execution and delivery of this Amendment. Any amendments to, or waivers of, this Amendment shall be in writing and signed by each of the parties hereto.

(d) Choice of Law; Jurisdiction and Venue. This Amendment shall be interpreted under the laws of the State of North Carolina, without giving effect to the choice-of-law provisions thereof. Any action or proceeding relating in any manner to this Amendment or the Call Option shall be heard by a court sitting in Mecklenburg County, North Carolina. The parties acknowledge that this Amendment, and the rights and obligations hereunder, bear a substantial relationship to the State of North Carolina.

(e) Counterparts; Delivery by Telecopy. This Amendment may be executed in one or more counterparts, each of which shall constitute an executed original hereof and which together shall constitute but one and the same instrument. Any party hereto may deliver an executed counterpart of this Amendment by telecopy, which telecopy, when so received, shall be fully enforceable against the party delivering the executed original by telecopy and fully admissible in any action or proceeding to the same extent as if it were the original executed instrument. Without limiting the foregoing, any party delivering an executed original of this Amendment by telecopy shall promptly deliver an executed original hereof to the other parties, without further notice or demand.

(f) Hereof, Herein. Words used in this Amendment such as “hereof,” “herein,” “herewith” and “hereto” indicate reference to this Amendment as a whole, and not to any particular section or clause of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

BANK OF AMERICA, N.A.

By:	/S/ ROBERT HOWLETT

Name:	Robert Howlett
Title:	Vice President

CAPITAL LEASE FUNDING, LLC,

By:	/S/ PAUL H. MCDOWELL

Name:	Paul H. McDowell
Title:	Senior Managing Director

CLFC HPII INC.

By:	/S/ ROBERT A. PERRO

Name:	Robert A. Perro
Title:	Vice President